EXHIBIT 99.1


On December 7, 1999, the Registrant issued the following press releases:


          " PYR ENERGY TO BEGIN TRADING ON THE AMERICAN STOCK EXCHANGE
          ------------------------------------------------------------


     DENVER, CO, - PYR Energy Corporation (OTC EBB: PYRX) announced today that the company's common stock will begin trading on the American Stock Exchange under the ticker symbol "PYR" effective December 8, 1999.

     "We are very excited to have the opportunity for listing on the American Stock Exchange" said D. Scott Singdahlsen, President and Chief Executive Officer of PYR Energy. "AMEX has a long tradition of business with natural resource companies. We view our listing on the American Stock Exchange as another step in expanding the Company's exposure to the investment community. In turn, we believe that this will increase the liquidity of our stock for our shareholders."

     PYR's common stock is currently traded on the OTC Bulletin Board under the ticker symbol "PYRX"

     PYR Energy Corporation is a natural gas and oil exploration company with activities primarily focused in the San Joaquin Basin of California and also in select areas of the Rocky Mountains. The Company currently controls in excess of 100,000 gross and 45,000 net acres over 8 separate projects in California (including a 10.575% working interest in the East Lost Hills exploration project and a 3.75% "carried through the tanks" (non cost bearing) working interest at the Cal Canal initial exploration well). PYR also currently controls in excess of 104,000 gross and 52,000 net acres over 3 separate projects in the Rocky Mountains.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."

                                       AND

          "PYR ENERGY REPORTS FISCAL AUGUST 31, 1999 FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (EBB: PYRX) today announced audited financial results for the fiscal years ended August 31, 1999 ("1999") and the fiscal year ended August 31, 1998 ("1998"). PYR Energy reports that for 1999, the Company had a net loss of ($1,140,407) or 10.5 cents ($.105) per common share compared with a net loss of ($110,807) or 1.2 cents ($.012) per common share for 1998. The difference in results of operations is comprised of an increase in interest expense of $183,256 primarily associated with convertible debentures in 1999 (which were outstanding from October 26, 1998 to April 16,
1999) and from oil and gas project abandonments and impairments recorded in 1999 of $306,369. In addition, in 1998 the Company recognized a gain of $556,197 from the sale of a portion of one of the Company's oil and gas prospects.

     The Company has had no revenues from the sale of oil or natural gas production. Total revenues for 1999 were comprised exclusively of interest income of $116,713. Total revenues for 1998 were $46,145, consisting of $10,000 of consulting fee revenue and $36,145 of interest income. General and administrative expenses associated with the Company's efforts to pursue primarily its exploration projects totaled $743,115 for 1999 and $675,245 for 1998. At August 31, 1999, the Company had cash and marketable securities of $5,228,967, working capital of $5,060,957, total assets of $10,762,521, current liabilities of $181,439, and stockholders' equity of $10,580,020. There were 14,408,620 common shares outstanding at August 31, 1999.

     PYR Energy Corporation is a natural gas and oil exploration company with activities primarily focused in the San Joaquin Basin of California and also in select areas of the Rocky Mountains. The Company currently controls in excess of 100,000 gross and 45,000 net acres over 8 separate projects in California (including a 10.575% working interest in the East Lost Hills exploration project and a 3.75% "carried through the tanks" (non cost bearing) working interest at the Cal Canal initial exploration well). PYR also currently controls in excess of 104,000 gross and 52,000 net acres over 3 separate projects in the Rocky Mountains.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."